EXHIBIT 99.1

News Release	For Release: Upon Receipt

FirstEnergy Corp.
76 South Main Street
Akron, Ohio 44308
www.firstenergycorp.com

News Media Contact:	Investor Relations Contact:
Ellen S. Raines	Kurt E. Turosky
(330) 384-5808	(330) 384-5500

FIRSTENERGY RECEIVES PUCO APPROVAL TO
DEFER 2005 INCREMENTAL TRANSMISSION COSTS

AKRON, Ohio - FirstEnergy Corp. (NYSE: FE) today received approval from the Public Utilities Commission of Ohio (PUCO) to defer for future recovery 2005 charges from the Midwest Independent Transmission System Operator (MISO) incurred by FirstEnergy’s Ohio utility operating companies. Recovery of 2003 and 2004 charges was denied by the PUCO.

The deferred charges for 2005, which are expected to total approximately $24 million, are related to MISO’s operation of the companies’ transmission systems and the daily and hourly spot energy market. A request filed with the PUCO to recover these charges over a five-year period, beginning in 2006, is pending. If approved as filed, recovery of the deferred charges would amount to approximately seven cents per month for residential customers using 500 kilowatt-hours.

Supplemental information is included in a May 18, 2005, letter addressed to the investment community, which is posted on the Investor Information section of FirstEnergy’s Web site, www.firstenergycorp.com/ir.

FirstEnergy is a diversified energy company headquartered in Akron, Ohio. Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity, as well as energy management and other energy-related services. Its seven electric utility operating companies comprise the nation’s fifth largest investor-owned electric system, based on 4.4 million customers served within a 36,100-square-mile area of Ohio, Pennsylvania, and New Jersey.

Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms åanticipate,æ åpotential,æ åexpect,æ åbelieve,æ åestimateæ and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of our regulated utilities to collect transition and other charges, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), the receipt of approval from and entry of a final order by the U.S. District Court, Southern District of Ohio on the pending settlement agreement resolving the New Source Review litigation and the uncertainty of the timing and amounts of the capital expenditures (including that such amounts could be higher than anticipated) or levels of emission reductions related to this settlement, adverse regulatory or legal decisions and outcomes (including revocation of necessary licenses or operating permits, fines or other enforcement actions and remedies) of governmental investigations and oversight, including by the Securities and Exchange Commission, the United States Attorney's Office and the Nuclear Regulatory Commission as disclosed in our Securities and Exchange Commission filings, generally, and with respect to the Davis-Besse Nuclear Power Station outage and heightened scrutiny at the Perry Nuclear Power Plant in particular, the availability and cost of capital, the continuing availability and operation of generating units, our inability to accomplish or realize anticipated benefits from strategic goals, our ability to improve electric commodity margins and to experience growth in the distribution business, our ability to access the public securities and other capital markets, further investigation into the causes of the August 14, 2003 regional power outage and the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the outage, the final outcome in the proceeding related to FirstEnergy's Application for a Rate Stabilization Plan in Ohio, the risks and other factors discussed from time to time in our Securities and Exchange Commission filings, and other similar factors. FirstEnergy expressly disclaims any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

(051805)